United States

Securities and Exchange Commission

Washington, D. C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2007

Kansas City Life Insurance Company

(Exact Name of Registrant as Specified in Charter)

Missouri	2-40764	44-0308260
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3520 Broadway
Kansas City, Missouri	64111-2565
(Address of Principal Executive Offices)	(Zip Code)

Telephone Number: (816) 753-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01 - Other Events.

On January 29, 2007 the Board of Directors approved a quarterly dividend of $0.27 per share to be paid February 13, 2007 to shareholders of record as of February 8, 2007, and a special dividend of $2.00 per share to be paid February 13, 2007 to shareholders of record as of February 8, 2007.

Item 9.01 – Financial Statements and Exhibits.

(d) Press Release of Kansas City Life Insurance Company dated as of January 30, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KANSAS CITY LIFE INSURANCE COMPANY
(Registrant)

By: /s/William A. Schalekamp

William A. Schalekamp

Senior Vice President, General Counsel

and Secretary

January 30, 2007

(Date)

Exhibit (d) to Form 8-K

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION, Contact:
January 30, 2007	William A. Schalekamp, Sr. Vice President,

General Counsel & Secretary

(816) 753-7000

Kansas City Life Declares Dividends

Kansas City, Mo. – The Board of Directors of Kansas City Life Insurance Company declared two dividends on January 29. Consistent with recent quarters, a dividend of $0.27 per share was declared and will be payable on February 13, 2007, to stockholders of record on February 8, 2007. In addition, the Board of Directors declared a special dividend of $2.00 per share. The special dividend will be payable on February 13, 2007, to stockholders of record on February 8, 2007.

The decision to pay a special dividend was based upon the Company's good earnings experience and strong balance sheet, having no long-term debt and a high-quality investment portfolio. Kansas City Life expects to continue to generate earnings that will add further to its capital position, but does not foresee near-term events that would require the current level of capital. The Company was well capitalized coming into 2006, and the special dividend together with quarterly dividends in the past twelve months are less than the Company's expected earnings during 2006. Meanwhile, the Company's business mix has not materially changed. In addition, Kansas City Life's balance sheet remains liquid in part due to the completion of the sale of Generations Bank to Brooke Corporation on January 8, 2007. As a result, the Company continues to be well capitalized by any measure and remains prepared to take advantage of any significant growth or acquisition opportunities that might become available.

Declaring a special dividend reflects the belief among the Board of Directors that shareholders should be rewarded for their patience in not having received an increase in the quarterly dividend since the first quarter of 2001, according to R. Philip Bixby, Chairman, CEO and President. “The Company will continue to maintain a superior level of capital for its foreseeable business needs. The decision was determined on the basis of how to most effectively allocate capital that had been generated and accumulated beyond the Company’s foreseeable needs and the Company’s ability to employ it in a manner that is most beneficial to shareholders,” continued Mr. Bixby.

In spite of Kansas City Life's latest acquisition in June 2003, which was made entirely with cash, the Company has continued to accumulate capital in recent years through earnings. Earnings are expected to continue to be more than sufficient to support future growth. Individual life insurance sales through Kansas City Life's traditional general agency system have been increasing, and we anticipate continued growth through these relationships. The Company has also been successful in increasing sales through new joint marketing arrangements with other non-life insurance companies and we look forward to initiating similar relationships in the future.

Founded in 1895, Kansas City Life Insurance Company (NASDAQ: KCLI) is a Missouri corporation with its Home Office in Kansas City, Mo. The Company’s primary business is providing financial protection through the sale of life insurance and annuities. The Company’s revenues were $450.1 million in 2005, and assets and life insurance in force were $4.6 billion and $30.9 billion, respectively, as of December 31, 2005. The Company and its affiliates operate in 49 states and the District of Columbia. For more information, please visit www.kclife.com.

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